Exhibit 99.1

The Great Atlantic & Pacific Tea Company, Inc. Elects
Thomas Casey to the Company’s Board of Directors

MONTVALE, N.J. – September 21, 2010 — Today, The Great Atlantic & Pacific Tea Company, Inc. (A&P) (NYSE:GAP) announced the election of Thomas Casey to the Company’s Board of Directors. Mr. Casey holds the open Board position that has been vacated by Mr. Brace, the Company’s Chief Administrative Officer.

Mr. Casey has more than 24 years experience in financial management and strategic planning. During his career, Mr. Casey has served as a strategic financial advisor to some of the world’s largest companies in the retail entertainment, food and drug, convenience store, food wholesale and foodservice industries.  During his tenure at Deutsche Bank Securities, Inc. Mr. Casey was responsible for the banks’ retail industry relationships in North America. He has also held financial and investment banking positions with Citigroup, Merrill Lynch, Blockbuster and Dillon Read & Co.

Mr. Casey has a Bachelor of Science degree from the U.S. Naval Academy and has served as an officer in the U.S. Navy. He also received his MBA from Harvard Business School.

“I would like to welcome Tom to the Board. We are excited to have his extensive financial knowledge and experience to help us lead our comprehensive turnaround. I am looking forward to working with Tom and the Board of Directors to create value for our shareholders,” concluded Christian Haub, Executive Chairman, The Great Atlantic & Pacific Tea Company.

About A&P
Founded in 1859, A&P is one of the nation’s first supermarket chains. The Company operates 429 stores in 8 states and the District of Columbia under the following trade names: A&P, Waldbaum’s, Pathmark, Best Cellars, The Food Emporium, Super Foodmart, SuperFresh and Food Basics.

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